Exhibit 10.4

April 21, 2022

RE: PIPE Commitment

Dear Messrs. Rodgers & Schlorff:

We refer to a proposed merger and business combination transaction contemplated under that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”), LMF Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”) and SeaStar Medical, Inc. (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the Merger and a wholly owned subsidiary of Acquiror (the “Proposed Transaction”). After the execution of the Merger Agreement, Acquiror will offer and enter into subscriptions for Acquiror Class A Common Stock in a private investment in public equity to certain accredited investors that is to close immediately prior to the closing of the Proposed Transaction (“PIPE Transaction”).

In order to facilitate the Proposed Transaction and as an inducement for Acquiror and the Company to consummate the transactions contemplated under the Merger Agreement, Dow Employees’ Pension Plan Trust and Union Carbide Employees’ Pension Plan, or an affiliate thereof who qualifies as an accredited investor as that term is defined in Rule 501 under the Securities Act of 1933, as amended (collectively, the “Investor”), agrees that it will, or will cause one of its funds to, subscribe for and purchase shares of Acquiror Class A Common Stock in the PIPE Transaction in an amount equal to or greater than $5 million (the “Financing Amount”) and on substantially the same terms and conditions as other investors (if any other Investors) who participate in such PIPE Transaction pursuant to one or more subscription agreements to be executed in connection thereof (the “PIPE Agreements”), and the PIPE Agreements shall state that the Investor’s commitment to fund the Financing Amount shall be contingent upon the subsequent occurrence of the completion of the transactions contemplated under the Merger Agreement.

The terms of this letter agreement (other than this paragraph and the each of the following paragraphs, which shall survive) shall terminate automatically upon the earliest of (i) the Financing Amount having been funded in the PIPE Transaction or (ii) the termination of the Merger Agreement pursuant to the terms thereof; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination.

Investor hereby acknowledges that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of Acquiror entering into this letter agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this letter agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this paragraph shall be deemed to limit any Investor’s right, title, interest or claim to the Trust Account by virtue of such Investor’s record or beneficial ownership of securities of Acquiror acquired by any means other than pursuant to the PIPE Agreements, including but not limited to any redemption right with respect to any such securities of Acquiror or any Investor’s right to distributions from the Trust Account in accordance with Acquiror’s amended and restated certificate of incorporation in respect of common stock of Acquiror acquired by any means other than pursuant to the PIPE Agreements.

Investor agrees that it shall not and shall cause its affiliates and representatives not to release any public statement or disclose any information regarding the Proposed Transaction, the PIPE Transaction, this letter agreement and the correspondence related thereto. Neither this letter agreement nor any of the rights and benefits hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto. Nothing in this letter agreement, express or implied, is intended to confer on any person, other than Acquiror, the Company and the parties hereto or their respective successors and permitted assigns, any rights or remedies under or by reason of this letter agreement. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, between them in respect thereof and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law principles thereof. This letter agreement may not be amended, modified, or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Except as otherwise provided herein, this letter agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

This letter agreement may be signed in any number of counterparts and delivered by electronic transmission, including portable document format or facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

We look forward to working with you on the Proposed Transaction.

Sincerely,

DOW EMPLOYEES’ PENSION PLAN TRUST

By:      /s/ Andres Lobo

Name: Andres Lobo

Title:   Authorized Representative

UNION CARBIDE EMPLOYEES’ PENSION PLAN

By:       /s/ Andres Lobo

Name: Andres Lobo

Title:   Authorized Representative

Accepted and acknowledged as of the date first written above:

LMF ACQUISITION OPPORTUNITIES, INC.

By:/s/ Bruce M. Rodgers

Bruce M. Rodgers

Chief Executive Officer and Chairman of the Board

SEASTAR MEDICAL, INC.

By:/s/ Eric Schlorff

Eric Schlorff

Chief Executive Officer